Exhibit 99.1

Kitara Media Corp. and Future Ads LLC Agree to Merge

-Future Ads Projected EBITDA of $30 million for FYE 2014

-Industry Leader Jared Pobre To Become Chairman of Combined Company

-Combined Company to Enjoy Significant Revenue Opportunities and Cost Synergies

Jersey City, New Jersey and Irvine, California (October 13, 2014)—Kitara Media Corp (OTC BB: KITM)., a leading digital media and technology company providing video solutions to advertisers, digital marketers and publishers (“Kitara”), and Future Ads LLC, an Irvine, California based company in the advertising tech industry with unaudited projected revenues of approximately $90 million and unaudited projected EBITDA of approximately $30 million for the year ending December 31, 2014 (“Future Ads”), today jointly announced that they have entered into definitive agreements to merge their respective companies.

“For many years Future Ads and Kitara Media have delivered on exceptional performance and results for online advertisers and we are excited with the combination of the two companies and teams to further accelerate our products and solutions across mobile, display, video and data. Our assets and teams are complimentary and the combination will strengthen our ability to drive outstanding advertiser performance as well as financial results,” said Jared Pobre, Future Ads founder and Chief Executive Officer.

“The online advertising market is craving strong integrated solutions that can provide successful performance across many channels. The combination of Future Ads and Kitara Media will form a powerful online advertising platform to provide superior display and video advertising performance solutions to both advertisers and publishers. We are very excited to bring the talents and passion of the teams together to grow the mutual businesses to the benefit of our customers,” said Bob Regular, Chief Executive Officer of Kitara.

After the transaction, the former members of Future Ads will own 53% of the fully-diluted stock of the combined company. In addition, the members of Future Ads will receive cash at closing, deferred consideration that may be in cash or stock and have performance-based EBITDA “earn out” targets that would enable them to receive additional cash or stock consideration over the fiscal years ending 2015 to 2018, as more fully set forth in the definitive agreements. The Future Ads members will execute lock-up agreements alongside existing Kitara board member stockholders and other stockholders. Future Ads currently has no existing bank debt or long term liabilities on its balance sheet.

Kitara has received a fully committed debt facility from a nationally recognized lender that is subject only to the execution of definitive loan documents and satisfaction of closing conditions.

Upon consummation of the transactions, Jared Pobre will become Chairman of the Board of the combined company and Robert Regular will become Chief Executive Officer of the combined company. The newly combined company intends to apply for a listing on the NASDAQ stock market once it meets all listing criteria. It also intends to change its name in connection with the transaction to reflect the combined companies business’ going forward.

The parties will seek to consummate the transactions by December 31, 2014.  The transaction is subject to the satisfaction of customary closing conditions. There can be no assurance that a closing will occur.

Complete details and terms of the transaction, including the loan terms, will be contained in a Current Report on Form 8-K to be filed by Kitara on Tuesday due to the Columbus Day federal holiday closing of the Securities and Exchange Commission today.

Gibson, Dunn & Crutcher, LLP represented Future Ads in the transaction. Graubard Miller represented Kitara in the transaction.

About Kitara Media

Kitara Media is a leading digital media and technology company providing video solutions to advertisers, digital marketers and publishers. With nearly 500 million monthly video ad views, Kitara Media delivers strong engagement for advertisers, high revenues for publishers, as well as improved user experience with PROPEL+, an internally developed proprietary video ad technology platform. Kitara Media owns and operates several online media sites including Healthguru.com and Adotas.com. The company is headquartered in Jersey City, NJ. For more information visit http://www.kitaramedia.com.

About Future Ads

Future Ads is a digital media platform for results-focused online advertising and publisher monetization. Future Ads’ innovative, diversified solutions works synergistically to help advertisers and publishers achieve outstanding performance results.  Founded in 2001, Future Ads is headquartered in Irvine, CA. For more information, visit http://www.futureads.com.

Forward Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Kitara’s and Future Ads’ management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements.

Forward-looking statements are inherently uncertain and subject to a variety of events, factors and conditions, many of which are beyond the control of Kitara and Future Ads and not all of which are known to Kitara or Future Ads, including, without limitation those risk factors described from time to time in Kitara’s reports filed with the SEC. Among the factors that could cause actual results to differ materially are: loss of key advertising customers; inability to acquire new advertising customers; inability to expand video content library; inability to achieve projected results; inability to protect intellectual property; inability to execute acquisition strategy; inability to effectively manage growth; failure to effectively integrate the operations of acquired businesses; competition; loss of key personnel; increases in costs of operations; continued compliance with government regulations; general economic conditions; and the possibility that the transaction does not close due to the failure to achieve the necessary closing conditions. Most of these factors are outside the control of Kitara and Future Ads and are difficult to predict. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the financial results included herein are unaudited, contain certain non-GAAP measures and may not conform to SEC Regulation S-X. As a result, such information may be presented differently in Kitara’s periodic filings with the Securities Exchange Commission and may fluctuate materially depending on many factors. Accordingly, the financial results in any particular period may not be indicative of future results. Neither Kitara nor Future Ads assumes any obligation to update the information contained in this press release except as required by law.

Contact:

Bob Regular

Kitara Media

(201) 539-2200